Schedule 99.6

AGREEMENT AND PLAN OF MERGER

by and among

SUN PHARMACEUTICAL INDUSTRIES, INC.,

SUN DEVELOPMENT CORPORATION I,

THE TARO DEVELOPMENT CORPORATION,

BARRIE LEVITT,

and

DAN MOROS

Dated as of May 18, 2007

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ARTICLE V
ADDITIONAL AGREEMENTS
SECTION 5.01.	Regulatory and Other Authorizations; Notices and Consents	13
SECTION 5.02.	No Solicitation or Negotiation	13
SECTION 5.03.	Further Action	13
SECTION 5.04.	Company Stockholders Meeting	13
SECTION 5.05.	Transfer of Class B Common Stock	13
SECTION 5.06.	Operation of the Company’s Business	13

ARTICLE VI
CONDITIONS TO CLOSING
SECTION 6.01.	Conditions to Obligations of the Company	14
SECTION 6.02.	Conditions to Obligations of Parent and Merger Sub	15

ARTICLE VII

ARTICLE VIII
INDEMNIFICATION
SECTION 8.01.	Survival of Representations and Warranties	16
SECTION 8.02.	Indemnification by Levitt and Moros	16

ARTICLE IX
TERMINATION
SECTION 9.01.	Termination	16
SECTION 9.02.	Effect of Termination	16

ARTICLE X
GENERAL PROVISIONS
SECTION 10.01.	Expenses	16
SECTION 10.02.	Notices	17
SECTION 10.03.	Public Announcements	18
SECTION 10.04.	Severability	18
SECTION 10.05.	Entire Agreement	18
SECTION 10.06.	Assignment	18
SECTION 10.07.	Amendment	18
SECTION 10.08.	Waiver	18
SECTION 10.09.	No Third Party Beneficiaries	18
SECTION 10.10.	Specific Performance	18
SECTION 10.11.	Governing Law	19
SECTION 10.12.	Waiver of Jury Trial	19
SECTION 10.13.	Currency	19
SECTION 10.14.	Counterparts	19

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 18, 2007, by and among SUN PHARMACEUTICAL INDUSTRIES, INC., a Michigan corporation (“Parent”), SUN DEVELOPMENT CORPORATION I, a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), THE TARO DEVELOPMENT CORPORATION, a New York corporation (the “Company”), BARRIE LEVITT (“Levitt”) and DANIEL MOROS (“Moros”).

RECITALS

A.         Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the applicable provisions of the NYBCL (as defined herein) (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a direct wholly owned subsidiary of Parent.

B.         The board of directors of the Company have (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby; and (iii) determined to submit this Agreement, the Merger and transactions contemplated hereby to its stockholders and to recommend that the stockholders of the Company approve this Agreement, the Merger and the other transactions contemplated hereby.

C.         The board of directors of each of Parent and Merger Sub has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and the board of directors of Merger Sub has determined (i) that this Agreement, the Merger and other transactions contemplated hereby are fair to, and in the best interests of, Merger Sub and its stockholder and (ii) to submit this Agreement, the Merger and transactions contemplated hereby to its sole stockholder and to recommend that the sole stockholder of Merger Sub vote to approve this Agreement, the Merger and the other transactions contemplated hereby.

D.         Parent as sole stockholder of Merger Sub has executed a written consent pursuant to which it has approved and adopted this Agreement, the Merger and the transactions contemplated hereby.

E.         Concurrently with the execution and delivery of this Agreement, Alkaloida Chemical Company Exclusive Group Limited (“Taro Parent”), Aditya Acquisition Company Ltd, an Israeli company under the control of Parent (“Taro Merger Sub”), and Taro Pharmaceutical Industries Ltd., an Israeli company (the “Target”) have entered into an agreement (the “Taro Merger Agreement”), pursuant to which Taro Merger Sub will be merged with and into the Target in accordance with the Taro Merger Agreement and the applicable provisions of Israeli Companies Law (the “Taro Merger”). Upon consummation of the Taro Merger, Taro Merger Sub will cease to exist, and the Target will become a direct wholly-owned subsidiary of Taro Parent.

F.           In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement, the shareholders of the Company identified at Exhibit A hereto are executing Shareholder Undertakings (the “Shareholder Undertakings”) in favor of Parent and granting irrevocable proxies to a mutually-agreed-upon proxyholder, pursuant to which such shareholders are undertaking certain obligations (including, but not limited to, the obligation not to sell, transfer, assign, pledge or encumber any of the Common Stock or Preferred Stock) and irrevocably directing the proxyholder to vote all securities of the Company beneficially owned by them in favor of the approval of this Agreement and the Merger.

G.         The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

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NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Assets” means the assets and properties of the Company and the Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, indenture, bond, loan, conditional sale contract, mortgage, franchise, option, warranty, purchase or sale order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Knowledge” means, with respect to any particular matter, the actual knowledge, after due inquiry, of Levitt or Moros regarding such matter.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Requirement” means any U.S. federal, state, local or municipal, non-U.S. or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law,

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Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Liens” means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, right of first offer or other requirement to sell, assign or otherwise divest.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any government or taxing authority or other Person relating to any Taxes.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

SECTION 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)     when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)     the and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)      whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)      the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)     all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)      the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)     any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h)	references to a Person are also to its successors and permitted assigns; and

(i)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

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ARTICLE II

THE MERGER

SECTION 2.01. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.03), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and will be a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Business Corporation Law of the State of New York (the “NYBCL”). At its election Parent may change the entity that survives in the Merger to provide for a merger of the Company with and into Merger Sub.

SECTION 2.02. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, at 10:00 a.m., local time, on the first Business Day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Articles 5 and 6 shall be fulfilled or waived in accordance herewith (other than conditions which by their nature are to be satisfied at Closing) or at such other time, date or place as the parties may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

SECTION 2.03. Effective Time. If all the conditions set forth in Section 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 904 of the NYBCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of New York in accordance with the NYBCL or at such later time which the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the “Effective Time”).

SECTION 2.04. The Charter and Bylaws.

(a) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (with Article First thereof amended to read in its entirety as follows: “The name of the corporation is: The Taro Development Corporation”) shall be the Certificate of Incorporation of the Surviving Corporation as of the Effective Time until duly amended as provided therein or by applicable law.

(b) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation as of the Effective Time, until thereafter amended as provided therein or by applicable law.

SECTION 2.05. Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall be directors of Merger Sub immediately prior to the transactions contemplated hereby, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

SECTION 2.06. Officers of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time shall be officers of Merger Sub immediately prior to the transactions contemplated hereby, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

SECTION 2.07. Effect on Merger Sub Stock. At the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company, or any stockholder of the Company each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

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SECTION 2.08. Effect on Company Stock. At the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company, or any stockholder of the Company:

(a) All shares of Common Stock and Preferred Stock (each as defined herein) held by the Company or Morley and Company, Inc. (“Morley and Company”) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b) Each issued and outstanding share of Common Stock held by the stockholders of the Company immediately prior to the Effective Time (other than Dissenting Shares (as hereafter defined)) shall be canceled and converted automatically into and represent the right to receive $638.908 per share, in cash without any interest thereon; and

(c) Each issued and outstanding share of Preferred Stock held by the stockholders of the Company immediately prior to the Effective Time shall be canceled and converted automatically into and represent the right to receive $638.908 per share, in cash without any interest thereon (the amount of cash referred to in clause (b) and (c) per share being the “Per Share Merger Consideration”).

SECTION 2.09. Surrender of Certificates.

(a)    All shares of Common Stock and Preferred Stock that have been converted pursuant to Section 2.08 shall be cancelled automatically and shall cease to exist, and the holders of any certificates that immediately prior to the Effective Time represented those shares (“Certificates”) shall cease to have any rights with respect to each of those shares, other than the right to receive the Per Share Merger Consideration in accordance with the terms and provisions hereof, upon surrender of their Certificates or affidavit in accordance with this Section 2.09.

(b)    If any of the Per Share Merger Consideration is to be paid to a Person or Entity other than the Person or Entity in whose name the surrendered Certificate is registered, then the Per Share Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Person or Entity requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent that any such Taxes have already been paid or are not applicable.

(c)    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time.

(d)    None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Legal Requirements.

(e)    Prior to the Effective Time, Parent shall enter into a paying agent agreement (the “Paying Agent Agreement”) with a third party paying agent (the “Paying Agent”) and at the Effective Time, Parent shall provide funds to the Paying Agent in an amount equal to product of (i) the Per Share Merger Consideration and (ii) the number of shares of Common Stock and Preferred Stock outstanding as of the Closing Date. Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

(f)     At or prior to the Effective Time, the Company will mail or will cause to be mailed to each holder of Certificates, a letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to any certificate shall pass only upon proper delivery of the Certificates (or the affidavit contemplated by subsection (g)), together with such Letter of Transmittal properly completed and duly executed, to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Per Share Merger Consideration, if any, in respect of the Common Stock or Preferred Stock evidenced thereby. Upon the surrender of each such Certificate (or the affidavit contemplated by subsection (g)) and a properly completed and executed Letter of Transmittal, the Paying Agent shall pay the holder of such Certificate (out of the Payment Fund) an amount equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares delivered to the Paying Agent by such stockholder (or the number of shares covered by the affidavit contemplated by subsection (g)) in consideration therefor, and such Certificate(s) shall forthwith be cancelled. Until so surrendered, each such

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Certificate (other than Certificates representing Dissenting Shares, as described below) shall represent solely the right to receive the Per Share Merger Consideration, if any, relating thereto. No interest shall accrue or be paid on any amount payable upon surrender of Certificates. Any amounts paid upon or following the surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the shares of Common Stock and/or Preferred Stock formerly represented by it.

(g)    If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against Parent or the Paying Agent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the applicable Per Share Merger Consideration to such Person in exchange for such affidavit in respect of such lost, stolen or destroyed Certificate.

SECTION 2.10. Dissenting Shares. If and to the extent that any holder of Common Stock is entitled to appraisal rights that have not been effectively waived, then notwithstanding anything in this Agreement to the contrary, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised and perfected appraisal rights under Section 623 of the NYBCL (each, a “Dissenting Share”) shall not be converted into or exchangeable for the right to receive the Per Share Merger Consideration, but shall be entitled to receive such consideration as shall be determined pursuant to Section 623 of the NYBCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under the NYBCL, each share of Common Stock of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, in accordance with Section 2.08, and such shares shall no longer be Dissenting Shares.

SECTION 2.11. Withholding Tax. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Common Stock or Preferred Stock such amounts as Parent reasonably determines is required to be deducted or withheld therefrom or in connection therewith under the Code, the Israeli Income Tax Ordinance New Version, 1961, as amended, any provision of state, local or non U.S. Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY, MOROS AND LEVITT

The Company, Moros and Levitt, jointly and severally, hereby represent and warrant to Parent that:

SECTION 3.01. Subsidiaries; Due Organization; Qualification to do Business.

(a)   The Company has no subsidiaries, except Morley and Company (collectively, the “Subsidiaries”); and neither the Company nor any of the Company’s Subsidiaries owns any share capital of, or any equity interest of any nature in, any other Entity, other than the Subsidiaries, 2,333,971 Ordinary Shares of Taro Pharmaceutical Industries Ltd., an Israeli company (“Taro”), 2,600 Founder Shares of Taro and 5 Class A Shares of Taro Pharmaceuticals USA, Inc., a New York corporation (“Taro USA”). None of the Company or its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company and its Subsidiaries are corporations duly organized and validly existing and are in good standing under the laws of the jurisdiction of their incorporation and have all necessary power and authority to: (i) conduct their business in the manner in which their business is currently being conducted; and (ii) own their assets in the manner in which their assets are currently owned.

(b)   The Company has delivered or made available to Parent or Merger Sub complete and correct copies of the organizational documents of each of the Company and Morley and Company, as amended and in effect on the date

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hereof. None of the Company or its Subsidiaries is in violation of any material provision of its organizational documents.

SECTION 3.02. Authority; Stockholder Approval; Noncontravention; Binding Nature of Agreement.

(a)    The Company has the corporate right, power and authority to enter into and to perform its obligations under this Agreement and each of Levitt and Moros have the right, power and authority to enter into and to perform their respective obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate or stockholder action, other than the Company Stockholder Approval (as defined below), on the part of the Company. The board of directors of the Company has determined: (a) that the Merger is fair to, and in the best interests of, the Company and its stockholders; and (b) to recommend that the stockholders of the Company adopt this Agreement and the Merger.

(b)   No vote or approval of any stockholder of the Company or Morley and Company, is necessary in order to approve the execution, delivery or performance of this Agreement or the transactions contemplated hereby, other than approval of two-thirds (2/3) of the holders of Common Stock of the Company of this Agreement, the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”).

(c)    Except for compliance with (and receipt of all required approvals under) the HSR Act, any non U.S. Antitrust Law, the Companies Law as may be required, and as would not have a material adverse effect on Parent and Merger Sub’s ability to consummate the Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company or performance by the Company, Levitt or Moros of their obligations hereunder.

(d)    This Agreement has been duly and validly executed and delivered by the Company, Levitt and Moros and, assuming the due authorization, execution and delivery of this Agreement by the Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, Levitt and Moros, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 3.03. Capitalization.

(a)   The authorized capital stock of the Company consists of 15,000 shares of Common Stock, par value $10.00 (the “Common Stock”), 7,959.90 of which are issued and outstanding, and 45,000 shares of Preferred Stock, par value $10.00 (the “Preferred Stock”), 20,351.30 of which shares are issued and outstanding. Schedule 3.03(a) sets forth a true and complete list of the stockholders of the Company and, opposite the name of each stockholder, the number of shares of all outstanding Common Stock and Preferred Stock owned by such stockholder. There are no options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company’s capital stock, or (ii) any other securities of the Company and there are no commitments, contracts, agreements, arrangements or understandings by the Company to issue any shares of the Company’s capital stock or other securities of the Company. All of the issued and outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and general corporate laws.

(b)   The authorized capital stock of Morley and Company consists of 1,000 shares of Class A Common Stock par value $0.01 (the “Class A Common Stock”), all of which shares of Class A Common Stock are issued and outstanding, and 5 shares of Class B Common Stock, par value $0.01 (the “Class B Common Stock”), 3 of which shares of Class B Common Stock are issued and outstanding. Schedule 3.03(b) sets forth a true and complete list of the stockholders of Morley and Company and, opposite the name of each stockholder, the number of shares of all outstanding Class A Common Stock and Class B Common Stock owned by such stockholder. There are no options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of Morley and Company’s capital stock, or (ii) any other securities of Morley and Company and there are no commitments, contracts, agreements, arrangements or understandings by Morley and Company to issue any shares of Morley and Company’s capital stock or other

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securities of Morley and Company. All of the issued and outstanding shares of Class A Common Stock and Class B Common Stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and general corporate laws.

SECTION 3.04. No Conflict. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract or to which the Company, Levitt or Moros is a party, or an event that results in the creation of any lien upon any of the assets of the Company. None of the Common Stock or Preferred Stock is subject to any right of first refusal, right of co-sale, preemptive rights or other comparable obligations or restrictions to which Levitt, Moros, members of their immediate family or the Company is a party, other than (i) the rights of first offer and preemptive rights set forth in the Agreement by and among Jacob Levitt, David Sommer, Nathan Moros and Daniel Liptzen, dated as of February 19, 1952 (the “Stockholders Agreement”) and (ii) preemptive rights in accordance with the NYBCL, and none of the rights described in clause (i) or (ii) hereof become applicable or are triggered as a result of the Merger and which terminate upon the consummation of the Merger. Following the consummation of the Merger none of the rights described in clause (i) hereof shall apply to any of the share capital of the Surviving Corporation.

SECTION 3.05. Governmental Consents and Approvals. Other than as set forth in this Agreement, the execution, delivery and performance of this Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

SECTION 3.06. Absence of Liabilities. The Company has no Liabilities.

SECTION 3.07  Conduct of Business. Other than holding the Class A Common Stock, the Ordinary Shares of Taro and the Class A Shares of Taro USA each referred to in Section 3.01(a) and the maintenance of its corporate existence and related activities, the Company has no business activities.

SECTION 3.08. Compliance with Laws. The Company and the Subsidiaries have each conducted and continue to conduct the Company’s business in material accordance with all Laws and Governmental Orders applicable to the Company or Morley and Company or the assets of Company and Morley and Company as set forth in Section 3.09, and neither the Company nor Morley and Company is in material violation of any such Law or Governmental Order.

SECTION 3.09. Assets. The Company owns (i) 2,333,971 Ordinary Shares, (ii) 5 Class A Shares of Taro USA, and (iii) all shares of Class A Common Stock of Morley and Company, in each case free and clear of any and all Liens. The Company will own as of the Effective Time, all shares of Class B Common Stock of Morley and Company free and clear of any and all Liens. Morley and Company owns all of the Founder Shares, free and clear of any and all Liens. Other than as set forth in this Section 3.09 and cash on hand, the Company does not own any other assets of any kind whatsoever.

SECTION 3.10. Tax Matters. (a) All Tax Returns required to be filed by or on behalf of the Company and Morley and Company have been timely filed and are true, correct and complete in all material respects. All amounts shown on such Tax Returns and all other material amounts of Taxes owed by the Company and Morley and Company have been timely paid. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or Morley and Company does not file Tax Returns that the Company or Morley and Company is or may be subject to taxation by that jurisdiction.

(b) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or Morley and Company (or, to the Knowledge of Levitt and Moros, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn.

(c) There are no pending or, to the Knowledge of Levitt and Moros, threatened audits, examinations, investigations or other proceedings in respect of Taxes of the Company or Morley and Company. Neither the Company nor Morley and Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and there are no outstanding requests in respect of the foregoing.

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(d)       Neither the Company nor Morley and Company has any liability for the Taxes of any Person (i) as a result of being a member of a consolidated, affiliated, combined, unitary or other group or being included in a Tax Return, (ii) as a transferee or successor, or (iii) pursuant to an agreement relating to the allocating or sharing of, or an indemnification obligation with respect to, Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company, Levitt and Moros to enter into this Agreement, Parent hereby represents and warrants:

SECTION 4.01. Due Organization; Etc. Parent is a company duly organized and validly existing under the laws of the State of Michigan. Merger Sub is a company duly incorporated and validly existing under the laws of the State of New York. Immediately prior to the Effective Time, Parent will own, directly or indirectly, of record and beneficially all outstanding shares of Merger Sub.

SECTION 4.02. Authority; Noncontravention.

(a)       Each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate or stockholder action on the part of Parent and Merger Sub. The board of directors of Merger Sub has determined: (a) that the Merger is fair to, and in the best interests of, Merger Sub and its stockholders; and (b) to recommend that Parent, as the sole stockholder of Merger Sub, approve this Agreement and the Merger.

(b)       Except for compliance with (and receipt of all required approvals under) the HSR Act, any non U.S. Antitrust Law, the Companies Law as may be required, and as would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the transactions contemplated hereby by Parent and Merger Sub.

SECTION 4.03. Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, Levitt and Moros, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 4.04. No Conflict. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws, or similar organizational document, of Parent and Merger Sub, (b) conflict with or violate any Law or Governmental Order applicable to Parent and Merger Sub, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Parent or Merger Sub is a party, which would adversely affect the ability of Parent or Merger Sub to carry out its obligations under, and to consummate the transactions contemplated by this Agreement.

SECTION 4.05. Governmental Consents and Approvals. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except as described in a writing given to the Company by Parent and Merger Sub on the date of this Agreement.

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ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Regulatory and Other Authorizations; Notices and Consents. The parties hereto shall use their reasonable best efforts to obtain (or cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

SECTION 5.02. No Solicitation or Negotiation. The Company agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, neither the Company nor any of its respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or Morley and Company or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company or Morley and Company or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company agrees not to, and to cause the Company and Morley and Company not to, without the prior written consent of Parent, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or Morley and Company is a party.

SECTION 5.03. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby and thereby.

SECTION 5.04. Company Stockholders Meeting. The Company shall take all action necessary under all applicable Legal Requirements to call (promptly after the execution and delivery of this Agreement), give notice of and hold a meeting of the stockholders of the Company to vote on the approval of this Agreement, the Merger and the transactions contemplated hereby and the Company shall deliver to the stockholders of the Company all necessary written materials and disclosure in accordance with applicable Legal Requirements.

SECTION 5.05. Transfer of Class B Common Stock. At or prior to the Effective Time, Levitt shall transfer or otherwise surrender to the Company all of his interest in the Class B Common Stock for no consideration and Levitt shall cease to be a shareholder of Morley and Company. As a result of the consummation of transfer contemplated in this Section 5.05, Morley and Company shall become a wholly-owned subsidiary of the Company.

SECTION 5.06. Operation of the Company’s Business.

(a)   Prior to the Effective Time, the Company shall not (without the prior written consent of Parent) and the Company shall ensure that Morley and Company does not (without the prior written consent of Parent):

(i)	conduct any business or operations;

(ii)   directly or indirectly (A)(x) acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) acquire or lease any assets, rights or properties; (B) form any subsidiary; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of

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shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(iii)         license any right or other asset from any other person or sell or otherwise dispose of, assign or lease or license, any right or other asset to any other person;

(iv)         sell, transfer, convey, assign, encumber or make any pledge of any of its assets or permit any of its assets to become subject to any Liens or incur, guarantee or assume any indebtedness;

(v)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; provided, however, that at any time prior to the Closing the Company may declare and pay cash dividends to its stockholders in respect of all or a portion of the Company’s cash on hand, and it is understood by the parties hereto that the Company intends to declare and pay such cash dividends;

(vi)   sell, issue, grant, pledge or otherwise encumber or subject to any Lien or authorize the sale, issuance or grant of: (A) any share capital or other security; (B) any option, call, warrant or right to acquire any share capital or other security; (C) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units; or (D) any instrument convertible into or exchangeable for any share capital or other security;

(vii)        amend or permit the adoption of any amendment to its Certificate of Incorporation or Bylaws or the charter or other organizational documents of its Subsidiaries;

(viii)       make, change or revoke any material Tax election or make any change in any method of Tax accounting, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes, enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes; or

(ix)	authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b)   Prior to the Effective Time, the Company and Morley and Company shall (i) prepare and file all Tax Returns (the “Post-Signing Returns”) required to be filed by their respective due dates, (ii) timely pay all Taxes shown to be due and payable on such Post-Signing Returns, and (iii) promptly notify Parent of any notice of any suit, claim, action, investigation, audit or proceeding in respect of any Tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such Tax matters).

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)    No Restraints. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order or preliminary or permanent injunction of any Governmental Authority or issued by any court of competent jurisdiction having jurisdiction which prohibits, restrains, renders illegal or enjoins consummation of the Merger shall be in effect.

(b)	Company Stockholders Approval. The Company Stockholders Approval shall have been obtained.

(c)    Closing of the Taro Merger Agreement. The consummation of the Taro Merger pursuant to the Taro Merger Agreement and those transactions contemplated by the Taro Merger Agreement.

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SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)       No Restraints. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order or preliminary or permanent injunction of any Governmental Authority or issued by any court of competent jurisdiction having jurisdiction which prohibits, restrains, renders illegal or enjoins consummation of the Merger shall be in effect.

(b)	Company Stockholders Approval. The Company Stockholders Approval shall have been obtained.

(c)       Closing of the Taro Merger Agreement. The consummation of the Taro Merger pursuant to the Taro Merger Agreement and those transactions contemplated by the Taro Merger Agreement.

(d)      Treasury Regulation Certificate. A certificate from the Company that complies with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), dated no more than 30 days prior to the Closing Date and executed by a responsible corporate officer of the Company, to the effect that no interest in the Company is a “United States real property interest” (as defined in Section 897(c)(1) of the Code).

ARTICLE VII

TAX MATTERS

SECTION 7.01. Tax Returns. (a) Levitt and Moros shall prepare and file, or cuase to be prepared and filed, in a timely manner all Tax Returns relating to the Company or Morley and Company for any taxable period ending on or prior to the Closing Date, and Parent shall do the same for any taxable period that begins on or before, and ends after, the Closing Date. Any such Tax Returns shall be prepared in a manner consistent with past practices employed (except as otherwise required by applicable Tax Law. In the case of any such Tax Return, the preparing party shall provide the non-preparing party with a copy of such completed Tax Return, at least 30 Business Days prior to the due date for the filing of such Tax Return (and prior to the filing of such Tax Return), and, in the case of a Tax Return prepared by Parent, a statement certifying the amount of Tax shown on such Tax Return that is allocable to Levitt and Moros pursuant to Section 7.01(b). The preparing party shall consider any reasonable comments submitted by the non-preparing party in writing at least 10 Business Days prior to the filing of such Tax Return. Levitt and Moros shall pay to Parent at least 10 Business Days before the due date of the applicable Tax Return required to be filed by Parent, for which an amount of Tax is allocable to Levitt and Moros pursuant to Section 7.01(b).

(b)     For purposes of preparing and filing Tax Returns and the indemnification obligations of Moros and Levitt under Article VIII, in the case of a taxable period beginning on or before, and ending after, the Closing Date, Taxes shall be allocated as follows: (A) in the case of income Taxes, sales Taxes, employment Taxes and other Taxes that are readily apportionable based on an actual or deemed closing of the books, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be deemed to be equal to the amount that would be payable if the taxable year ended on the Closing Date, and (ii) in the case of property and other Taxes that are imposed on a periodic basis, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be equal to the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in such portion of the taxable period and the denominator of which is the number of days in the entire taxable period.

SECTION 7.02. Cooperation. Levitt and Moros and Parent shall reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods or relating to Taxes, including maintaining and making available to each other any records necessary in connection with Taxes of the Company and Morley and Company.

SECTION 7.03. Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between (a) the Company or Morley and Company, on the one hand, and (b) Target and its Affiliates or any stockholder of the Company or Morley and Company, on the other hand, shall be terminated and have no further effect.

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SECTION 7.04. Transfer Taxes. All sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes that become payable in connection with the transactions contemplated by this Agreement shall be borne equally by Levitt and Moros, on the one hand, and Parent, on the other hand.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Survival of Representations and Warranties. (a) The representations and warranties of the Company contained in this Agreement shall survive the Closing until the second anniversary of the Closing; provided that the representations and warranties of the Company relating to Taxes and the indemnification obligations of Levitt and Moros pursuant to Section 8.02(d) shall survive and the until the expiration of the applicable statutory period of limitations plus sixty days. Neither the period of survival nor the liability of Levitt or Moros with respect to the Company’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Parent. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Parent, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b)     The representations and warranties of Parent contained in this Agreement shall survive until the fifth anniversary of the Closing.

SECTION 8.02. Indemnification by Levitt and Moros. Parent and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Parent Indemnified Party”) shall be indemnified and held harmless by Levitt and Moros, jointly and severally, for and against any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(a)	the breach of any representation or warranty made by Company contained in this Agreement;

(b)	the breach of any covenant or agreement by the Company contained in this Agreement;

(c)      any and all Losses suffered or incurred by Parent by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Company or Morley and Company occurring or existing prior to the Closing; and

(d)     Taxes payable by the Company or Morley and Company for taxable periods (or portions thereof) ending on or prior to the Closing Date (including any liability for Taxes pursuant to Treasury Regulation § 1.1502-6 or any similar provision of state, local or foreign Law or regulation).

ARTICLE IX

TERMINATION

SECTION 9.01. Termination. This Agreement shall automatically terminate upon the termination of the Taro Merger Agreement in accordance with its terms.

SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Article X (other than Section 10.03) and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this

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Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. The Company and the Subsidiaries will not incur any out-of-pocket expenses in connection with this Agreement.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Company, Moros or Levitt:

c/o Taro Pharmaceuticals U.S.A., Inc.

3 Skyline Drive

Hawthorne, NY 10532

Attention: Barrie Levitt

Facsimile: (914) 345-9719 and (914) 345-9825

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, N.Y. 10036

Attn: Jeffrey W. Tindell

Facsimile: (917) 777-3380

and an additional copy (which shall not constitute notice) to:

Yigal Arnon & Co.

1 Azrieli Center

The Round Building

Tel-Aviv 67021

Israel

Attn: David Schapiro

Facsimile: +972-(3)-607-7724

(b)	if to Parent or Merger Sub:

c/o Sun Pharmaceutical Industries Ltd.

17/B, Mahal Industrial Estate,

Mahakali Caves Road,

Andheri (East), Mumbai 400 093 India

Facsimile: (91-22) 6645 5685

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, N.Y. 10022

Attn: Peter D. Lyons

Facsimile: (212) 848-7666

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and an additional copy (which shall not constitute notice) to:

Naschitz, Brandes & Co.

5 Tuval Street

Tel-Aviv 67897

Israel

Attn: Aaron M. Lampert

Facsimile: +972-(3)-623-5051

SECTION 10.03. Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05. Entire Agreement. This Agreement constituted the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

SECTION 10.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company and Parent (which consent may be granted or withheld in the sole discretion of the Company or Parent) and any such assignment or attempted assignment without such consent shall be void; provided, however, that Parent may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Sun Pharmaceutical Industries, Ltd. without the consent of the Company.

SECTION 10.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, all of the parties hereto or (b) by a waiver in accordance with Section 10.08.

SECTION 10.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 10.09. No Third Party Beneficiaries. Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10. Specific Performance. The Company acknowledges and agrees that Parent would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by

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monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

SECTION 10.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the abovnamed courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the abovnamed courts.

SECTION 10.12. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

SECTION 10.13. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE TARO DEVELOPMENT CORPORATION

By:	/s/ Barrie Levitt

Name: Barrie Levitt

Title:	President

SUN PHARMACEUTICAL INDUSTRIES, INC.

By:	/s/ Sudhir Valia

Name: Sudhir Valia

Title:	Director

SUN DEVELOPMENT CORPORATION I

By:	/s/ Sudhir Valia

Name: Sudhir Valia

Title:	Director

BARRIE LEVITT

By:	/s/ Barrie Levitt

DANIEL MOROS

By:	/s/ Daniel Moros

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